EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:

Edward R. (Jack) Cameron (CEO)
952/930-9000

Richard G. Cinquina
Equity Market Partners
904/261-2210

Minneapolis, MN—March 21, 2005—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $52,830,000 for the year ended January 1, 2005, an increase of 21% from $43,609,000 in 2003.  ARCA also reported a net loss of $1,314,000 or $0.48 per share in 2004, down from the net loss of $1,541,000 or $0.66 per share in the prior year.

For the fourth quarter of 2004, revenues totaled $13,695,000, up 25% from $10,996,000 in the comparable period of 2003.  ARCA’s net loss for this period came to $800,000 or $0.27 per share, compared to the net loss of $291,000 or $0.12 per share in the fourth quarter of 2003.  The 2004 fourth quarter loss included a net tax benefit of $482,000 as a result of a federal income tax credit for a prior carryback claim, offset by an increase in the deferred tax asset valuation allowance.

Same-store sales of the eight ApplianceSmart factory outlets that were open during the complete fourth quarters of 2004 and 2003 rose 8%, while same-store sales of the seven outlets open during all of 2004 and 2003 were up 10%.  Same-store sales growth for both the fourth quarter and full year were particularly strong in the Ohio market, whose performance has improved significantly since being restructured in 2003.  Total retail sales rose 25% to $10,686,000 in the fourth quarter and 20% to $41,847,000 for the full year compared to the same periods in the prior year.

The ApplianceSmart operation expanded to 12 stores in 2004 with three additional facilities opening late in the fourth quarter.  ApplianceSmart retail outlets opened in St. Paul, Minnesota (the fifth serving the

Minneapolis/St. Paul market), in San Antonio, Texas (a new market for ApplianceSmart) and in Atlanta (the second ApplianceSmart store in this market).  Our Atlanta facility also serves as a regional distribution center that will supply appliances to the Columbus, San Antonio and Atlanta retail outlets.  Currently, each of these new outlets is operating at planned levels.

Recycling revenues increased 20% to $2,560,000 in the fourth quarter and 17% to $9,414,000 for full-year 2004 compared to the prior year periods.  California’s statewide residential energy conservation program, managed by Southern California Edison Company, remains ARCA’s largest recycling program.  Revenue contributions also were made by two new programs: one in Connecticut that is jointly sponsored by The United Illuminating Company and The Connecticut Light & Power Company and one with San Diego Gas & Electric.

As previously reported, the California program, which was awarded last year as a two-year operation, will continue uninterrupted in 2005.  Moreover, the Connecticut and San Diego programs have been extended into 2005.  Recycling revenues during the coming year will also benefit from new energy-efficiency programs with Wisconsin Public Power, a statewide power company owned by 37 municipalities, and Austin Energy, the nation’s 10th largest community-owned electric utility.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We are encouraged by ARCA’s progress in 2004 as evidenced by our strong revenue growth and improved bottom-line performance.  However, our fourth quarter results were adversely affected by start-up and associated expenses in connection with opening three ApplianceSmart outlets.  We believe that our new Atlanta facility will increase our operating efficiencies by serving not only as a retail store, but also as a regional appliance distribution center for three of our markets.  In addition, recycling revenues for December 2004 were significantly below planned levels due to a temporary reduction in advertising support by our utility partners in California and Connecticut, affecting our fourth quarter results.  Full advertising restarted in this year’s first quarter, with the full impact of this resumption to be felt in the second quarter.  As a result, we believe recycling revenues will rebound solidly as the year progresses.”

Cameron continued: “The growing sales momentum of our ApplianceSmart operation should be spurred further by the three new outlets that we opened late in 2004.  Moreover, the more than $3 million that we raised late in 2004’s fourth quarter through a private placement of 1,150,000 shares of common stock provides us with the resources for continued expansion of our ApplianceSmart operation.  We have made significant progress over the past year in building and strengthening our retail business, and backed by the proceeds from this transaction, we are optimistic about the prospects of our ApplianceSmart operation in 2005.  All in all, ARCA’s future is promising and we believe 2005 should be another year of solid progress.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of March 2005, ApplianceSmart was operating 12 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; one in San Antonio, Texas and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

4th Quarter 2004 Results

(000’s omitted except for share amounts)

	Three months ended		Twelve months ended
	Jan. 1 2005	Jan. 3 2004	Jan. 1 2005	Jan. 3 2004
Revenues
Retail	$10,686	$8,578	$41,847	$34,805
Recycling	2,560	2,142	9,414	8,014
Byproduct	449	276	1,569	790
Total revenues	13,695	10,996	52,830	43,609

Cost of Revenues	9,626	7,799	37,287	31,730

Gross profit	4,069	3,197	15,543	11,879

Selling, General & Administrative Expenses	5,130	3,635	16,646	13,655
Operating income (loss)	(1,061)	(438)	(1,103)	(1,776)

Other Income (Expense)
Other income (expense)	(2)	—	20	(5)
Interest income	—	12	—	12
Interest expense	(219)	(201)	(777)	(748)

Income (loss) before provision for income taxes	(1,282)	(627)	(1,860)	(2,517)

Provision for (Benefit of) Income Taxes	(482)	(336)	(546)	(976)

Net income (loss)	$(800)	$(291)	$(1,314)	$(1,541)

Basic Earnings (Loss) per Common Share	$(0.27)	$(0.12)	$(0.48)	$(0.66)

Diluted Earnings (Loss) per Common Share	$(0.27)	$(0.12)	$(0.48)	$(0.66)

Basic Weighted Average No. of Common Shares Outstanding	2,999	2,350	2,722	2,343

Diluted Weighted Average No. of Common Shares Outstanding	2,999	2,350	2,722	2,343